Exhibit (a)(2)
BELL MICROPRODUCTS INC.
3-3/4% Convertible Subordinated Notes, due 2024 and
3-3/4% Convertible Subordinated Notes, Series B due 2024
Form of Change in Control Purchase Notice
To: Wells Fargo Bank, National Association
     The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Bell Microproducts Inc. (the “Company”) pursuant to Section 3.8 of that certain Indentures (the “Indentures”) dated as of March 5, 2004 and December 21, 2004, between the Company and Wells Fargo Bank, National Association, as trustee, and requests and instructs the Company to purchase the entire principal amount of this Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Security and the Indentures at the Change In Control Purchase Price, together with accrued and unpaid interest to, but not including, the Change in Control Purchase Date, to the registered Holder hereof.

Date:
Signature(s)

Signatures must be guarantees by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be redeemed (in an integral Multiple of $1,000, if less than all:

Certificate number (if applicable):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of this Security in every particular, without any alteration or change whatsoever.